Exhibit 10.5

Delaney Equity Group, LLC

FINRA / SIPC MEMBER

November 2, 2015

Dr. Michael Dent CEO

HealthLynked Corporation

1726 Medical Blvd. Suite101

Naples, Florida 34110 United States

Phone: 800-123-1234

Website: http://www.healthlynked.com

Re: Advisor Consulting, Banking Agreement

Dear Michael,

This Advisor Consulting Agreement (this "Agreement") will confirm that, HealthLynked Corporation engages Delaney Equity Group, LLC. ("Delaney"), to act alone or with other firms on a best efforts basis as its non-exclusive, Advisor/Consultant on a commercially reasonable basis using its best efforts to provide certain Services (as defined below) to the Company in accordance with the terms and conditions set forth herein; Delaney hereby agrees to provide such Services on a commercially reasonable best effort basis to the Company in accordance with such terms and conditions. Delaney makes no assurances that the provision of the Services hereunder will be successful. This proposal is valid for seven business days. Now, therefore, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	For the purposes of this Agreement, the term "Services" shall include efforts to Advise the Company and/or any of its Projects, or otherwise arrange for the Company to receive capital on terms and conditions acceptable to the Company, through any legal means, whether equity, debt or any combination thereof, (collectively, a "Financing")

2.	For the purposes of this Agreement, an Accredited Investor, as such term is defined in Rule 501 of Regulation D, shall be considered to have been introduced to the Company by or through Delaney if the Accredited Investor was first introduced to the Company directly by Delaney, its agents or employees, (a "Delaney Referred Investor"). Delaney agrees to designate, in writing, conference call, or by email a Delaney Referred Investor at the time the referral is made "and Health Lynked Corporation agrees to either accept or reject such referral promptly within 2 business days."

2401 PGA Blvd. Suite 110 Palm Beach Gardens, Florida 33410     Ph: 561-202-6004 Fax: 561-828-0932

3.	Nothing contained in this Agreement shall be construed as an offer by Delaney or any of its affiliates to extend credit. In addition, Delaney does not provide legal, tax or accounting services and does not render such advice.

4.	The "Term" of this Agreement shall extend from the date of this agreement for a period of One (1) year and automatically renew unless Delaney is contacted by the company in writing at least 60 days prior or until delivery of 30 days written notice by the Company to Delaney to terminate this agreement at any time, with or without cause (the "Termination Date"), provided, however, that the termination of this Agreement shall not in any way limit, modify or otherwise affect the rights of Delaney to: (i) receive its entire compensation pursuant to the terms of this Agreement in connection with any services or a Financing involving the Company during the Term of this Agreement or subsequent to the termination or expiration of this Agreement as provided in Section 5(a)(v) below, (ii) receive reimbursement, on an accountable basis and in an amount not to exceed $500.00, of expenses incurred by Delaney up to the date of termination or expiration of this Agreement pursuant to the terms of Section 5(a)(iv) hereof, and (iii) be protected by the indemnification rights, waivers and other provisions of this Agreement. Delaney will submit the sales materials, any preliminary/introductory letter or memorandum and all other material written information to the Company for approval before distributing. The Company will authorize distribution or provide comments to Delaney within two business days after receiving such material.

5.	In consideration of the performance of the Services pursuant to this Agreement, the Company shall compensate Delaney as follows:

Upon the execution of this Agreement, the Company will pay to Delaney a fee $5,000.00 dollars payable at signing. Said funds will be used to defray the cost of performing initial due diligence background checks, etc in conformity with the rules of the Financial Industry Regulatory Authority ("FINRA"), and for a site visit when appropriate. Delaney agrees to share this due diligence with Delaney referred investors should the information be requested and the distribution of the information meet with Delaney's customary business practices.

a.	The obligation of the Company to pay fees under this section 5 a. of the agreement shall not arise until upon the closing of a Financing "on terms accepted in writing by the Company" with a Delaney Referred Investor, the Company shall pay fees to Delaney promptly following the actual transfer of Consideration (as defined herein) to the Company, its stockholders, affiliates or subsidiaries. These fees shall consist of the following:

i.	A cash fee equal to seven percent (7.0%) of the aggregate Consideration received by the Company, its stockholders, affiliates or subsidiaries from said investors relative to a Financing in equity referred to in this Section 5(a) (i); in addition, the Company shall issue to Delaney warrants (the "Financing Warrants") Delaney with receive ten percent (10%) of the number of Shares Purchased or the total amount raised which every is greater. The effective price per share will be the same price the investor pays per share. The cash fee shall be payable to Delaney by the Company at closing. The Company shall cause the financing warrants to be issued to Delaney within thirty days of closing of a financing.

ii.	Non-accountable expense equal one percent (1.0%) of the aggregate consideration in equity capital.

2401 PGA Blvd. Suite 110 Palm Beach Gardens, Florida 33410     Ph: 561-202-6004 Fax: 561-828-0932

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iii.	The Financing Warrants shall be exercisable at the option of the holder for a period of five (5) years from the date of closing of any financing at an exercise price (the "Financing Warrant Exercise Price"). At 100% of the investor price. The terms of the Financing Warrants shall be set forth in an agreement (the "Financing Warrant Agreement") in form and substance reasonably satisfactory to the Company and Delaney for common shares. The Financing Warrant Agreement shall contain customary terms, including without limitation, customary cashless exercise and piggy back registration rights etc. The Company shall cause the Financing Warrants to be issued to Delaney within 30 days after of Closing.

iv.	If all or part of the Financing for a particular Company, for Acquisitions, and or Projects is in the form of non-convertible debt or equity, (i.e.) debt financing transaction etc, then the cash fee shall be six per cent (6.0%) of the gross amount raised up to $10 million, 5% up to $15 million 4% up to $20 million and thereafter. In addition, the Company shall issue to Delaney warrants (the "Financing Warrants") equal to seven and on half percent (7.5%) of the gross dollar amount raised. Said warrants will be exercisable at 100 % of the five day bid price "VWAP" for ordinary/common shares. In the event another financing group is introduced by Delaney the company total fees will not exceed the above. Delaney may assign any or all of its rights to affiliates.

v.	As a Banker/Advisor Delaney will receive one million common shares of restricted stock at signing and an additional one million common shares of restricted stock at the closing of a S-1. Effective delivery will be 30 day from signing and or closing of the S-1 and be accompanied with a signed corporate resolution from the company's board in both cases. Delaney will also receive three (3%) of the gross amount of any merger, acquisition or transaction that the firm advise or introduces and only (.05%) a half of one percent if Delaney only advise and or reviews documents, etc. Delaney will not receive a 3% advisor fee on top of a referral fee for a financing or a referral fee on top of advisor fee. Delaney will also advise and/or review the company new business plan, research report, shareholder list, becoming a fully reporting company in the US (if it applies) up list and any aspect with management that might develop. As advisor Delaney will receive $1000 a month starting December 1, 2015. In the event Delaney contracts out for an independent report and only with the company approval, then the company will be responsible for said cost.

vi.	Subsequent Transactions Tail. During the Term of this Agreement, and for a period of twenty four (24) months after the termination, last closing or expiration of this Agreement, if the Company consummates a Financing with any Delaney Referred Investor or Group then the Company shall pay to Delaney all fees and expenses provided hereunder.

b.	Fees and expenses due Delaney hereunder shall be earned and paid out of the funds received at the closing of any Financing. It is understood that in the event Delaney brings in another Investment Bank and or advisor to assist in a deal Delaney will be responsible for any fees not the company.

c.	Delaney and/or its affiliates may be a Delaney Referred Investor in any Financing.

2401 PGA Blvd. Suite 110 Palm Beach Gardens, Florida 33410     Ph: 561-202-6004 Fax: 561-828-0932

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d.	During the Term of this Agreement and subject to the Company's prior written approval which may not be reasonably withheld, Delaney reserves the right to have selected dealers ("Selected Dealers") in good standing with the NYSE and/or the Financial Industry Regulatory Authority ("FINRA") participate in the Financing, specifically for the purposes of assisting the Company in finding qualified accredited investors for any Financing. Such Selected Dealers shall be compensated as directed by Delaney. Delaney may a assign any and all right to affiliates.

Any communications specifically required hereunder to be in writing, if sent to Delaney, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at Delaney Equity Group, LLC, 2401 PGA Blvd. Suite 110 Palm Beach Gardens, Fl. 33410 ATTN: John Calabria Banking Group and if sent to the Company, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to Dr. Michael Dent CEO HealthLynked Corporation 1726 Medical Blvd. Suite101 Naples, Florida 34110 United States Phone: 800-123-1234 www.healthlynked.com

If this letter correctly sets forth the entire understanding between Delaney and the Company with respect to the foregoing, please so indicate by signing below, at which time this letter shall become a binding contract.

Sincerely,

Delaney Equity Group, LLC.

/s/ John Calabria
John Calabria Banking Group

Accepted and agreed as of the date first above written:

HealthLynked Corporation

/s/ Michael Dent
Dr. Michael Dent President, CEO

2401 PGA Blvd. Suite 110 Palm Beach Gardens, Florida 33410     Ph: 561-202-6004 Fax: 561-828-0932

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